Exhibit 99.1

Press Release
INTERACTIVE DATA REPORTS THIRD-QUARTER 2005 RESULTS
Third-Quarter Service Revenue Increased by 9.2% and Net Income Increased by 6.3%
BEDFORD, Mass – October 27, 2005 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2005. Third-quarter 2005 service revenue grew 9.2% to $134.2 million from $122.9 million in the third quarter of 2004. Net income for the third quarter of 2005 increased by 6.3% to $23.1 million, or $0.24 per diluted share, from $21.8 million, or $0.23 per diluted share, in the same quarter last year.
“Interactive Data’s third-quarter 2005 results reflect another quarter of steady growth,” stated Stuart Clark, president and chief executive officer. “Our third-quarter 2005 net income performance was influenced by two unusual factors. First, as expected, our tax rate for the third quarter of 2005 was higher than in the first two quarters of 2005. The increase reflected a year-to-date catch-up in our effective annual tax rate due to a UK tax law that was enacted in the third quarter of 2005 and is applicable from March 16, 2005. Second, our third-quarter 2004 expenses included a $1.8 million net benefit associated with a renegotiated supplier contract. The Company’s third-quarter service revenue growth was driven by continuing strong performance within FT Interactive Data, our largest business, and the contribution of the FutureSource assets we acquired in September 2004. Excluding FutureSource and the impact of foreign exchange, we generated organic service revenue growth of 7.4%.”
Clark commented, “Within our Institutional Services segment, overall renewal rates remained at or above 95%. Although our institutional customers remain focused on containing costs, we are successfully expanding our business in existing accounts. Within our Active Trader Services segment, eSignal continued to make progress with initiatives aimed at expanding its business by introducing enhanced services and establishing new alliances.”
“Our cash position remains very strong even after paying a special dividend to stockholders totaling $74.5 million and repurchasing $5.6 million of our common stock as part of our current stock buyback program. We ended the third quarter of 2005 with cash, cash equivalents and marketable securities totaling $196.6 million with no debt. We believe that Interactive Data has the requisite financial strength to continue investing in developing new services, establishing strategic alliances and pursuing acquisitions. Each of these areas is an important element in our growth strategy,” Clark concluded.
Other Third-Quarter Operating and Financial Highlights
Effects of Foreign Exchange:
•	Interactive Data’s third-quarter 2005 service revenue was negatively impacted by $0.3 million due to the effects of foreign exchange. Third-quarter 2005 service revenue before the effects of foreign exchange grew by $11.6 million, or 9.5%, over the comparable period in 2004. Total costs and expenses in the third quarter of 2005 were positively impacted by $0.3 million due to the effects of foreign exchange. Third-quarter 2005 total costs and expenses before the effects of foreign exchange increased by $8.3 million, or 9.3%, over the third quarter of last year.

Interactive Data Corporation Q305 Financial Results/2
Institutional Services Segment:
•	FT Interactive Data’s third-quarter 2005 service revenue of $90.0 million grew 9.4% over the prior year’s third quarter (or an increase of 9.6% before the effects of foreign exchange). North American service revenue for the third quarter of 2005 increased 11.1% over the prior year’s third quarter, driven by new sales throughout the year, strong client retention and higher usage-related activity among redistribution clients. Third-quarter 2005 European service revenue increased by 2.0% (or an increase of 3.8% before the effects of foreign exchange) from the third quarter of last year. During the third quarter of 2005, FT Interactive Data won new business for its new European Union Savings Directive data module with customers in Europe and announced the availability of its Fair Value Information Service for European domiciled funds. FT Interactive Data’s Asia-Pacific third-quarter 2005 service revenue increased 26.2% (or an increase of 19.1% before the effects of foreign exchange) compared with the prior year’s third quarter.

•	ComStock generated third-quarter 2005 service revenue of $19.0 million, an increase of 1.5% over the same quarter last year (or an increase of 2.1% before the effects of foreign exchange). ComStock’s third-quarter 2005 growth in Europe and North America was partly offset by cancellations associated with the final integration of HyperFeed customers onto the ComStock platform.

•	CMS BondEdge’s service revenue for the third quarter of 2005 increased by 2.3% over last year’s third quarter to $8.1 million. CMS BondEdge’s third-quarter performance was highlighted by five new client installations and additional purchases by existing customers.
Active Trader Services Segment:
•	eSignal’s third-quarter 2005 service revenue grew 22.6% over 2004’s third-quarter service revenue to $17.1 million primarily due to the contribution of FutureSource and the expansion of eSignal’s direct subscriber base. FutureSource, whose assets were acquired in September 2004, generated $4.5 million in third-quarter 2005 service revenue, or 26.5% of eSignal’s third-quarter service revenue. eSignal ended the third quarter of 2005 with approximately 46,000 direct subscription terminals, which includes over 7,000 FutureSource terminals. During the third quarter of 2005, eSignal announced alliances with the Chicago Board Options Exchange and Dow Jones Newswires that further expand delivery of eSignal services and broaden the content available on its market data and news platforms.
Costs and Expenses:
•	Total third-quarter 2005 costs and expenses increased by 9.0% to $97.3 million from $89.3 million in the third quarter of 2004. Total costs and expenses for the third quarter of 2005 increased by $6.1 million, or 7.0%, before total costs and expenses associated with businesses acquired in the past twelve months, and the effects of foreign exchange.
Executive Appointments:
•	In late September, Interactive Data announced a series of executive appointments within its existing senior management team as part of a new corporate organizational structure designed to better support and facilitate its long-term growth.

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Nine Month Results
For the nine months ended September 30, 2005, Interactive Data reported service revenue of $406.8 million versus $359.4 million for the comparable period in 2004, an increase of $47.4 million or 13.2%. Total costs and expenses for the first nine months of 2005 rose 12.2%, or $32.5 million, to $298.6 million versus the comparable period in 2004. Income from operations increased 16.0% from $93.3 million in the first nine months of 2004 to $108.2 million for the comparable period in 2005. Net income for the first nine months of 2005 increased 17.0% to $69.2 million, or $0.72 per diluted share, from $59.2 million, or $0.62 per diluted share, for the comparable period in 2004.
As of September 30, 2005, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $196.6 million. On July 7, 2005, Interactive Data paid a special dividend of $0.80 per share to stockholders of record on June 15, 2005, which totaled $74.5 million. As part of the Company’s current one million share stock buyback program, Interactive Data repurchased a total of 256,000 shares at an average price of $21.84 per share during the third quarter of 2005, totaling $5.6 million. Entering the fourth quarter of 2005, 700,000 shares of common stock remained available for repurchase under the Company’s current stock buyback program.
Outlook
We anticipate no significant change in business conditions during the fourth quarter of 2005 in comparison with the third quarter of 2005. We believe customers in the financial services sector will remain focused on cost containment initiatives. Based on our results to date, combined with our plans and opportunities going forward, we expect to deliver 2005 service revenue and net income growth in the low double digit range. The effective tax rate for 2005 is now expected to be in the range of 38.0% to 39.0%. Capital expenditures for 2005 are expected to remain in the range of $24.0 million to $26.0 million.
Conference Call Information
Interactive Data Corporation’s management will conduct a conference call Thursday, October 27, 2005 at 11:00 a.m. Eastern Time to discuss the third-quarter 2005 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from Thursday, October 27, 2005 at 2:00 p.m. through Thursday, November 10, 2005 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 7483083. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com. The web site is not incorporated by reference into this press release.

Interactive Data Corporation Q305 Financial Results/4
Non-GAAP Information
In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:
•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.
•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported service revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.
•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with businesses acquired or closed during the past 12 months, and the effects of foreign exchange, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.
The above measures are non-GAAP financial measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.
Forward-looking and Cautionary Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook,” those statements about expected market conditions and our expected growth and product and service developments, and potential alliances and acquisitions. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (x) our ability to

Interactive Data Corporation Q305 Financial Results/5
derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xi) potential regulatory investigations of us or our customers relating to our services; (xii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiii) our ability to attract and retain key personnel; (xiv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xv) our ability to successfully and effectively complete the consolidation of our data centers, ticker plants and production systems and achieve anticipated benefits in the desired time frame, if at all; (xvi) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (xvii) our ability to comply on an ongoing basis with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act and related Securities and Exchange Commission and New York Stock Exchange rules and regulations; and (xviii) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.
About Interactive Data Corporation
Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.
Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	Naomi Kaufman
Director of Investor Relations	Director of Marketing Communications
781-687-8306	781-687-8045
andrew.kramer@interactivedata.com	naomi.kaufman@interactivedata.com

Interactive Data Corporation Q305 Financial Results/6
INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004	Change	2005	2004	Change

SERVICE REVENUE	$134,198	$122,884	9.2%	$406,848	$359,389	13.2%

COSTS & EXPENSES
Cost of Services	40,463	38,058	6.3%	124,133	114,382	8.5%
Selling, general & administrative	46,752	40,958	14.1%	144,665	121,352	19.2%
Depreciation	4,773	4,689	1.8%	13,916	13,728	1.4%
Amortization	5,293	5,555	-4.7%	15,905	16,617	-4.3%

Total costs & expenses	97,281	89,260	9.0%	298,619	266,079	12.2%

INCOME FROM OPERATIONS	36,917	33,624	9.8%	108,229	93,310	16.0%

Other income, net	1,212	622	94.9%	3,391	1,554	118.2%

INCOME BEFORE INCOME TAXES	38,129	34,246	11.3%	111,620	94,864	17.7%
Income Tax expense	14,985	12,482	20.1%	42,381	35,669	18.8%

NET INCOME	$23,144	$21,764	6.3%	$69,239	$59,195	17.0%

NET INCOME PER SHARE
Basic	$0.25	$0.23	8.7%	$0.74	$0.64	15.6%
Diluted	$0.24	$0.23	4.3%	$0.72	$0.62	16.1%
Cash dividends paid per common share	$0.80	$—	—	$0.80	$—	—

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING
Basic	93,196	93,149	0.1%	93,186	93,173	0.0%
Diluted	95,983	95,442	0.6%	95,965	95,396	0.6%

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004

	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$147,360	$207,908
Marketable securities	49,214	2,371
Accounts receivable, net	90,164	88,295
Interest receivable	1,578	—
Prepaid expenses and other current assets	10,158	15,809
Deferred income taxes	8,244	5,838

Total current assets	306,718	320,221

Property and equipment, net	56,896	54,854
Goodwill	465,966	480,444
Other intangible assets, net	153,523	169,338
Other assets	662	816

Total Assets	$983,765	$1,025,673

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$14,203	$15,943
Payable to affiliates	2,085	1,552
Accrued liabilities	58,785	67,276
Income taxes payable	6,167	10,672
Deferred revenue	34,155	40,774

Total current liabilities	115,395	136,217
Deferred tax liabilities	32,556	29,583
Other liabilities	1,227	2,117

Total Liabilities	$149,178	$167,917

Stockholders’ Equity:
Preferred stock	—	—
Common stock	975	963
Additional paid-in capital	841,445	821,590
Treasury stock, at cost	(68,940)	(44,308)
Accumulated earnings	52,824	58,074
Accumulated other comprehensive income	8,283	21,437

Total Stockholders’ Equity	$834,587	$857,756

Total Liabilities and Stockholders’ Equity	$983,765	$1,025,673

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	(Unaudited)
	2005	2004

Cash flows provided by (used in) operating activities:

Net income	$69,239	$59,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,821	30,345
Tax benefit from exercise of stock options	3,217	2,567
Deferred income taxes	269	2,015
Amortization of discounts and premiums on marketable securities, net	1,704	—
Other non-cash items, net	1,371	503
Changes in operating assets and liabilities, net	(13,590)	(10,727)

NET CASH PROVIDED BY OPERATING ACTIVITIES	92,031	83,898

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(16,605)	(17,723)
Acquisition of business	(237)	(17,676)
Purchase and sale of marketable securities	(48,547)	—
Other investing activities	170	—

NET CASH USED IN INVESTING ACTIVITIES	(65,219)	(35,399)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(24,632)	(14,346)
Proceeds from exercise of stock options and employee stock purchase plan	15,286	9,334
Common stock cash dividends	(74,489)	—

NET CASH USED IN FINANCING ACTIVITIES	(83,835)	(5,012)

Effect of exchange rate on cash	(3,525)	(9)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(60,548)	43,478
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	207,908	131,639

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$147,360	$175,117

Interactive Data Corporation Q305 Financial Results/9
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Service Revenue Before Effects of Foreign Exchange and FutureSource Service Revenue
(In thousands)

($ in Thousands)
	Q3 2005	Q3 2004	Change
Service Revenue
Institutional Services
FT Interactive Data	$89,978	$82,279	9.4%
ComStock	19,015	18,725	1.5%
CMS BondEdge	8,145	7,964	2.3%

Institutional Services Total	117,138	108,968	7.5%

Active Trader Services
eSignal	17,060	13,916	22.6%

Active Trader Services Total	17,060	13,916	22.6%

Total Service Revenue	134,198	122,884	9.2%

Effects of Foreign Exchange	327	—

Service Revenue before Effects of Foreign Exchange	134,525	122,884	9.5%

Service Revenue — FutureSource	(4,527)	(1,845)

Service Revenue before Effects of Foreign Exchange
and FutureSouce Service Revenue	$129,998	$121,039	7.4%

Interactive Data Corporation Q305 Financial Results/10
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
Total Costs and Expenses Before Effect of FutureSource Total Costs and Expenses,
and Effects of Foreign Exchange
(In thousands)

($ in Thousands)
	Q3 2005	Q3 2004	Change

Total Costs & Expenses	$97,281	$89,260	9.0%

Total Costs & Expenses – FutureSource	(3,981)	(1,774)

Effects of Foreign Exchange	282	—

Total Costs & Expenses before above factors	$93,582	$87,486	7.0%